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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 2-96141, under The Securities Act of 1933, on Form N-1A of our report dated February 28, 2006 relating to the financial statements of Sound Shore Fund, Inc., appearing in the Annual Report on Form N-CSR for the year ended December 31, 2005, and to the references made to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each of which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 26, 2006